                        [COOPERS & LYBRAND LETTERHEAD]



April 19, 1995



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Serv-Tech, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of April 1995. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ Coopers & Lybrand LLP